Exhibit 5.01
[INTUIT INC. LETTERHEAD]
December 15, 2009
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Subject: Intuit Inc.
Ladies and Gentlemen:
This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Intuit Inc. (the “Company”) on or about December 15, 2009. The Registration Statement relates to the registration of 12,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”). Up to 9,000,000 of such Shares (the “EIP Shares”) have been reserved for issuance under the Company’s 2005 Equity Incentive Plan, as adopted on December 9, 2004 and amended on December 16, 2005, December 15, 2006, December 14, 2007, December 16, 2008, and December 15, 2009 (the “EIP Plan”) and up to 3,000,000 of such Shares (the “the “ESPP Shares”) have been reserved for issuance under the Company’s Employee Stock Purchase Plan, as adopted on October 7, 1996 and amended through December 15, 2009 (the “ESPP”), collectively, the “Plans”.
For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the Plans, and (v) resolutions of the Board of Directors and records of the Annual Meeting of Stockholders of the Company relating to adoption and approval of the Plans. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Plan for a purchase price of not less than $0.01 per share.
Based upon and subject to the foregoing and the effectiveness of the Registration Statement, I am of the opinion that the EIP Shares and the ESPP Shares that may be issued by the Company pursuant to the applicable Plan, when issued and paid for in accordance with the applicable Plan, will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ LAURA A. FENNELL
Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary Intuit Inc.